                                                      REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              RITE AID CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

               DELAWARE                                                                   23-1614034
   (State or other jurisdiction of                                                     (I.R.S. Employer
    incorporation or organization)                                                   Identification No.)

                                 30 HUNTER LANE
                         CAMP HILL, PENNSYLVANIA 17011
                                 (717) 761-2633
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                               FRANKLIN C. BROWN
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 30 HUNTER LANE
                         CAMP HILL, PENNSYLVANIA 17011
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               NANCY A. LIEBERMAN
                                STACY J. KANTER
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  /X/
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                       PROPOSED         PROPOSED
                                                      AMOUNT            MAXIMUM          MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                      TO BE        OFFERING PRICE      AGGREGATE      REGISTRATION
         SECURITIES BEING REGISTERED               REGISTERED(1)      PER UNIT(2)   OFFERING PRICE(2)        FEE
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
Debt Securities..............................     $375,000,000(3)        100%         $300,000,000    $129,310.34(4)
Warrants to Purchase Debt Securities(5)......           --                --               --               --
Common Stock, $1.00 par value(6).............           --                (7)              (7)              (7)
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

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the issue price of any Warrants to Purchase Debt Securities and the exercise price of any Debt Securities issuable upon the exercise of Warrants to Purchase Debt Securities.

(4) In addition to the securities registered hereby, pursuant to Rule 429 of the Securities Act of 1933, the Prospectus included herein also covers $25,000,000 of Debt Securities and Warrants to Purchase Debt Securities from a previous registration statement (No. 33-63794), as to which a registration fee of $7,812.50 was paid.

(5) Warrants to Purchase Debt Securities may be sold separately or with Debt Securities.

(6) Also includes such indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any Debt Securities that provide for conversion or exchange into Common Stock.

(7) No separate consideration will be received for the Common Stock issuable upon conversion of or in exchange for Debt Securities.

                             -------------------------
    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED HEREIN ALSO RELATES TO $25,000,000 PRINCIPAL AMOUNT OF DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 33-63794, WHICH WAS DECLARED EFFECTIVE ON JULY 30, 1993. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED DEBT SECURITIES OR WARRANTS TO PURCHASE DEBT SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER. THE AMOUNT OF DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES BEING REGISTERED, TOGETHER WITH THE REMAINING DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 33-63794, REPRESENTS THE MAXIMUM AMOUNT OF DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES WHICH ARE EXPECTED TO BE OFFERED FOR SALE.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

       SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED JULY 20, 1995

PROSPECTUS

                              RITE AID CORPORATION

                                DEBT SECURITIES
                                      AND
                      WARRANTS TO PURCHASE DEBT SECURITIES

                          ----------------------------

     Rite Aid Corporation may offer from time to time, together or separately, up to $400,000,000 aggregate principal amount, or its equivalent based on the applicable exchange rate at the time of the offering, of its (i) debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), and (ii) warrants to purchase Debt Securities (the "Warrants") (such Debt Securities and Warrants are collectively called the "Securities") which will be offered on terms determined by market conditions at the time of sale. As used herein, Securities shall include Securities denominated in U.S. dollars, or, if so specified in the accompanying Prospectus Supplement ("Prospectus Supplement"), in any other currency, including composite currencies such as the European Currency Unit. The Securities may be offered as separate series in amounts, at prices and on terms to be set forth in the accompanying Prospectus Supplement. The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, denomination, currency, maturity, premium, if any, interest rate (which may be fixed, floating or adjustable), if any, and method of calculating payment of any interest, any redemption terms, any conversion terms, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by or through, underwriters, dealers or agents, if any, the compensation of such persons and any other specific terms in connection with the offering and sale of the Securities will be set forth in an accompanying Prospectus Supplement. Securities of a series may be issuable in registered form without coupons, including in the form of one or more global securities. The net proceeds to the Company from the sale of Securities also will be set forth in a Prospectus Supplement, as well as information concerning certain U.S. federal income tax considerations, if applicable to the Securities offered.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Debt of the Company.

                          ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                          ----------------------------

     The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such underwriters, dealers or agents and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                          ----------------------------
                          ----------------------------
               The date of this Prospectus is             , 1995.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, dealers or agents. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct at any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     Rite Aid Corporation (together with its subsidiaries, when appropriate, the "Company" or "Rite Aid") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94109, on which the Company's Common Stock is listed.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended March 4, 1995, which incorporates by reference certain portions of the Company's 1995 Annual Report to Stockholders;

          2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 3, 1995;

          3. The Company's Current Report on Form 8-K dated March 24, 1995 and the Company's Current Report on Form 8-K dated April 12, 1995; and

          4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated July 18, 1991, including any amendments and reports filed for the purpose of updating such description.

     All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits). Requests for such copies should be directed to the Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011 (telephone:
(717) 761-2633).

                                  THE COMPANY

     The Company is one of the largest drugstore chains in the United States. On June 3, 1995, the Company operated 2,836 drugstores in 23 eastern states and the District of Columbia. Pharmacy service forms the core of the Company's business, with prescriptions accounting for 53.1% of drugstore sales in the year ended March 4, 1995.

     The Company's drugstores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have recently been added in select locations.

     The Company also operates Eagle Managed Care Corporation, a wholly owned subsidiary, which markets prescription plans and sells other managed health care services to large employers and government-sponsored employee benefit programs.

     Rite Aid was incorporated in Delaware in 1968. The Company's principal executive offices are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011 and its telephone number is (717) 761-2633.

ACQUISITION OF DRUGSTORES

     The Company acquired Perry Drug Stores, Inc. ("Perry") pursuant to a cash tender offer, which expired on January 27, 1995, and a subsequent merger with a wholly owned subsidiary of the Company on March 24, 1995. The aggregate consideration paid in the acquisition was approximately $238,000,000, which includes the repayment of outstanding Perry debt acquired in connection with the merger. Perry operates 224 drugstores throughout Michigan. The Company continues to utilize Perry's distribution center located near Pontiac, Michigan.

     On June 20, 1995, the Company agreed to purchase the entire chain of conventional, freestanding drugstores owned and operated by Pathmark Stores, Inc. The transaction is expected to close in late July, pending Federal Trade Commission approval. The 30 Pathmark stores to be purchased are located in the New York metropolitan region.

DISPOSITIONS

     In January 1994, the Company announced plans to concentrate corporate resources entirely on its drugstore segment and sell its non-drugstore related businesses. Consistent with this plan, the Company sold Sera-Tec Biologicals in October 1994 in a cash transaction to a group of investors including Alex Grass, formerly Chairman and Chief Executive Officer of the Company. In addition, the Company completed the sale of Encore Books in November 1994, the sale of Concord Custom Cleaners in December 1994 and the sale of ADAP, Inc. in May 1995. The operating results and net assets of these non-drugstore related businesses were segregated in the Company's financial statements as discontinued operations.

     On June 28, 1995, the Company agreed to sell 37 drugstores and the assets of 72 other units located in Florida to Eckerd Corporation for approximately $75,000,000. In connection with the sale of these stores, the Company's Florida distribution center will also close. Completion of this transaction is pending Federal Trade Commission approval.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities offered hereby will be used for general corporate purposes.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Company and First Trust of New York, National Association, as Trustee (the "Trustee"). The Subordinated Debt Securities are to be issued under an Indenture (the "Subordinated Indenture"), between the Company and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to together as the "Indenture." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. The following summary of certain general provisions of the Senior Indenture and the Subordinated Indenture and the Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Senior Indenture or the Subordinated Indenture, as the case may be, including the definitions therein of certain terms. The Senior Indenture and the Subordinated Indenture are identical in all respects except as otherwise indicated below.

     The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities. The Prospectus Supplement relating to the Offered Debt Securities will also set forth whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities.

  General

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The Debt Securities may be issued from time to time in one or more series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined) of the Company, as described below under "Subordination of Subordinated Debt Securities" and in a Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount (and any limit on the aggregate principal amount of the Offered Debt Securities) and authorized denominations of the Offered Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iii) the date or dates on which the principal of the Offered Debt Securities will be payable; (iv) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined; (v) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any, and the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities are registered on any Regular Record Date; (vi) any optional or mandatory sinking fund provisions; (vii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions; (viii) if applicable, the terms of any right to convert or exchange the Offered Debt Securities into Common Stock of the Company; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Offered Debt Securities of the series will be issuable;
(x) if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities which will be payable upon declaration of acceleration of maturity thereof or provable in bankruptcy; (xi) the currency or currencies, including composite currencies and currency units, in which payment of the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment is legal tender for payment of public or private debts; (xii) if the principal of (and premium, if any), or interest, if any, on the Offered Debt Securities are to be payable, at the election of the Company or any Holder thereof, in a coin, currency or currency unit other than that in which the

Offered Debt Securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (xiii) if such securities are to be denominated in a currency or currencies, including composite currencies and currency units, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of Holders of such Debt Securities as Outstanding Securities under the Indenture;
(xiv) if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on the Offered Debt Securities may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined; (xv) whether the Offered Debt Securities shall be issued in whole or in part in the form of a Global Security or Securities; the terms and conditions, if any, upon which such Global Security or Securities may be exchanged in whole or in part for other definitive Debt Securities; and the depositary for such Global Security or Securities, which depositary must be a clearing agency registered under the Exchange Act; (xvi) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; or (xvii) any additional terms relating to the Offered Debt Securities (which may not be inconsistent with the Indenture).

     In addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, the Indenture provides the Company with the ability to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal, premium, if any, and interest, if any, will be payable and the Debt Securities will be transferable and convertible, if applicable, at the corporate trust office of the Trustee. Unless other arrangements are made, interest will be paid by checks mailed to the Holders at their registered addresses. (Sections 3.5, 10.2.)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 3.2, 3.5.)

     Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     The rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The Indenture does not contain any provisions that afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders of the Debt Securities (except to the limited extent that the covenants described below under "Certain Restrictions" might affect the Company's ability to consummate such transactions).

     Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved. These risks will be more fully described in the Prospectus Supplement relating thereto.

  Certain Restrictions

     General. The various restrictive provisions of the Indenture applicable to the Company and its Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Senior Indenture and Investments by the Company or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of

Directors pursuant to the Indenture). "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary all of the outstanding Funded Debt and capital stock of which (except directors' qualifying shares) is owned by the Company and its other Wholly-owned Restricted Subsidiaries. (Section 1.1 of the Senior Indenture and, in relation to the designation of Restricted Subsidiaries and Unrestricted Subsidiaries, Section 1.1 of the Subordinated Indenture.)

     An Unrestricted Subsidiary may not be designated a Restricted Subsidiary if it has any Secured Debt, Funded Debt or Attributable Debt unless immediately thereafter the Company and its Restricted Subsidiaries would be permitted to incur such debt under the terms of the Senior Indenture. (Section 10.11(a) of the Senior Indenture.)

     Restrictions Upon Secured Debt. Neither the Company nor a Restricted Subsidiary is permitted to incur or guarantee certain indebtedness secured by any lien, mortgage, pledge or other encumbrance on its property without equally and ratably securing the Senior Debt Securities. This restriction does not apply to certain permitted encumbrances described in the Senior Indenture, including purchase money mortgages, encumbrances existing on property at the time it is acquired by the Company or a Restricted Subsidiary or created within 24 months of the date of such acquisition, conditional sales and similar agreements and the extension, renewal or refunding of any of the foregoing. Subsection (d) of
Section 10.10 of the Senior Indenture also permits other indebtedness secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions (excluding Sale and Leaseback Transactions entered into in respect of property acquired by the Company or a Restricted Subsidiary not more than 24 months prior to the date such Transaction is entered into), and unsecured Funded Debt of Subsidiaries, incurred or entered into, as the case may be, after the date of the Senior Indenture, would not at the time exceed 20% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries. (Section 10.10 of the Senior Indenture.)

     "Consolidated Net Tangible Assets" means the total amount of assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (i) all liabilities and liability items, including amounts in respect of obligations under leases (or guarantees thereof) which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. (Section 1.1 of the Senior Indenture.)

     "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the indebtedness, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding
(i) indebtedness for which money in satisfaction thereof has been deposited in trust, (ii) certain guarantees arising in the ordinary course of business and
(iii) liabilities resulting from capitalization of lease rentals. (Section 1.1 of the Senior Indenture.)

     "Secured Debt" means indebtedness for money borrowed which is secured by a lien on property of the Company or any Restricted Subsidiary, excluding certain guarantees arising in the ordinary course of business. (Section 1.1 of the Senior Indenture.)

     Restrictions Upon Sales with Leases Back. The Company is not permitted, and may not permit a Restricted Subsidiary, to sell (except to the Company or one or more Wholly-owned Restricted Subsidiaries) any manufacturing plant, warehouse, retail store or equipment owned and operated by the Company or a Restricted Subsidiary on or after the date of the Senior Indenture with the intention that the Company or any Restricted Subsidiaries take back a lease thereof, except a lease for a period, including renewals, of not more than 24 months by the end of which period it is intended that the use of such property by the lessee will be discontinued, except (i) where the Company would be entitled under subsection (d) of Section 10.10 of the Senior Indenture to incur additional secured indebtedness not otherwise specifically permitted by the Senior Indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction, (ii) where the Sale and Leaseback Transaction is entered into in respect of property acquired by the Company or a Restricted Subsidiary within 24 months of such acquisition, or (iii) where the Company within 120 days of entering into the Sale and Leaseback Transaction applies to the retirement of its Secured Debt an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such Transaction or (b) the fair market value of the property so leased. (Section 10.9 of the Senior Indenture.)

     Restrictions Upon Funded Debt of Restricted Subsidiaries. Restricted Subsidiaries are prohibited from becoming liable for any unsecured Funded Debt except where the Company would be entitled under subsection (d) of Section 10.10 of the Senior Indenture to incur additional secured indebtedness not otherwise specifically permitted by the Senior Indenture in an amount equal to such Funded Debt and except for certain extensions, refunding and renewals of Funded Debt. (Section 10.8 of the Senior Indenture.)

     Restrictions Upon Merger and Sale of Assets. The Senior Indenture provides that no merger of the Company with or sale of the Company's property substantially as an entirety to any other corporation shall be made if, as a result, properties or assets of the Company would become subject to a mortgage or lien which would not be permitted by the Senior Indenture, unless the Senior Debt Securities shall be equally and ratably secured with such obligations. (Section 8.1 of the Senior Indenture.) Any successor entity must be a corporation organized in the United States and, immediately after giving effect to a merger or consolidation, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.1.)

     Although the amount of the Company's property that will constitute a sale of such property "substantially as an entirety" is not readily quantifiable, a determination as to whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, the determination of whether such a sale has occurred will be made by the Company, and the Company will give notice of such occurrence to the Holders of the Debt Securities. Because of the uncertainty regarding whether a particular sale will constitute a sale of property "substantially as an entirety," Holders will not be able to determine for themselves whether such a transaction has occurred and will have to rely on the Company's determination. If such a transaction occurs, the person to which such amount of the Company's property is transferred shall enter into a supplemental Indenture satisfactory in form to the Trustee.

  Modification of the Indenture

     The Indenture and the rights of the Holders may be modified by the Company only with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification; but no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of Holders to institute suit for payment, adversely changing the right to convert or exchange any Debt Security, including decreasing the conversion rate or increasing the conversion price of such Debt Security (if applicable), reducing the percentage required for modification or, in the case of the Subordinated Indenture, modifying the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities will be effective against any Holder without his consent. (Section 9.2.)

  Events of Default

     The Indenture defines an Event of Default with respect to the Debt Securities of any series as being any one of the following events: (a) default for 30 days in any payment of interest upon any Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the provisions described under the heading "Subordination of Subordinated Debt Securities" below), (b) default in any payment of principal of (or premium, if any) upon any Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the provisions described under the heading "Subordination of Subordinated Debt Securities" below), (c) default for 60 days after appropriate notice in the performance of any other covenant in the Debt Securities of that series or the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series), (d) certain events in bankruptcy, insolvency or reorganization, or (e) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including the Indenture) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including Debt Securities of any series) of the Company. In case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of that series may declare the principal of the Debt Securities of such series (or, if the Debt Securities of that series were issued as discounted Debt Securities, such portion of the principal as may be specified in the terms of that series) and the accrued interest thereon, if any, to be due and payable. Any Event of Default with respect to the Debt Securities of any series which has been cured may be waived by the Holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding. (Sections 5.1, 5.2, 5.13.)

     The Indenture requires the Company to file annually with the Trustee a written statement signed by an officer of the Company as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the Holders to do so. (Sections 6.2 and 10.13 of the Senior Indenture and Sections 6.2 and 10.10 of the Subordinated Indenture.)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of Holders unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in principal amount of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 5.12, 6.3.)

  Conversion Rights

     The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock of the Company to be received by the holders of Debt Securities would be calculated according to the market price of Common Stock of the Company as of a time stated in the Prospectus Supplement. (Article Thirteen.)

  Defeasance and Discharge

     The terms of the Indenture provide the Company with the option to be discharged from any and all obligations with respect to a particular series of Debt Securities, including, in the case of Subordinated Debt Securities, the provisions described under the heading "Subordination of Subordinated Debt Securities" herein (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations (as defined) (or Foreign Government Obligations (as defined) in case of Debt Securities denominated in foreign currencies), or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of such Debt Securities on the Stated Maturity of such payments or on the applicable Redemption Date in accordance with the terms of the Indenture and such Debt Securities. Such option may only be exercised if the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of such series of Debt Securities. (Section 4.3.)

  Defeasance of Certain Covenants

     The terms of the Indenture provide the Company with the option to have the occurrence of events described in (c) or (e) under the heading "Events of Default" above no longer be Events of Default and, in the case of Senior Debt Securities, to omit to comply with certain of the covenants described under the heading "Certain Restrictions" above, and, in the case of Subordinated Debt Securities, the provisions described under the heading "Subordination of Subordinated Debt Securities" below will no longer be applicable, in each case, with respect to a particular series of Debt Securities. The Company, in order to exercise such option, will be required to deposit with the Trustee money or U.S. Government Obligations (or Foreign Government Obligations (as defined) in case of Debt Securities denominated in foreign currencies), or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of such Debt Securities on the Stated Maturity of such payments or on the applicable Redemption Date in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of such series of Debt Securities to recognize income, gain or loss for federal income tax purposes. (Section 10.12 of the Senior Indenture and Section 10.9 of the Subordinated Indenture.)

     The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the provisions described in the preceding paragraph. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in case of Debt Securities denominated in foreign currencies) on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Sections 4.3 and 10.12 of the Senior Indenture and Sections 4.3 and 10.9 of the Subordinated Indenture.)

  Subordination of Subordinated Debt Securities

     The Subordinated Debt Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company. (Section 14.1 of the Subordinated Indenture.) "Senior Indebtedness" means the principal of (and premium, if any) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, but only to the extent allowed or permitted to the holder of such Debt against the bankruptcy or any other insolvency estate of the Company in such proceeding) or accrued original issue discount on and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by the Company, whether presently outstanding or hereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such Debt; provided however, that the following will not constitute Senior Indebtedness: (a) any Debt which expressly provides
(i) that such Debt shall not be senior in right of payment to the Subordinated Debt Securities, or (ii) that such Debt shall be subordinated to any other Debt of the Company, unless such Debt expressly provides that such Debt shall be senior in right of payment to the Subordinated Debt Securities; (b) any Debt of the Company in respect of the Subordinated Debt Securities; (c) any Debt or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services; (d) any Debt of the Company to any subsidiary for money borrowed or advanced from such subsidiary; and (e) any liability for federal, state, local or other taxes owed or owing by the Company. "Debt" means (i) all indebtedness for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the borrower or only to a portion thereof and including all indebtedness evidenced by notes, bonds, debentures or other securities sold for money), (ii) all indebtedness incurred or assumed in the acquisition (whether by way of purchase, merger, consolidation or otherwise) of any business, real property or other assets (except assets other than real property acquired in the ordinary course of the conduct of the acquirer's usual business), (iii) all Capital Lease Obligations, (iv) Hedging Obligations, (v) guarantees of indebtedness described in clauses (i), (ii),
(iii) or (iv) of any other person and (vi) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness (including, without limitation, exchange offers), obligation or guarantee.

     By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) the Holders of Subordinated Debt Securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and (ii) unsecured creditors of the Company who are not Holders of Subordinated Debt Securities or holders of Senior Indebtedness of the Company may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of Subordinated Debt Securities. (Section 14.2 of the Subordinated Indenture.)

     In the event that any Subordinated Debt Securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay the Subordinated Debt Securities until 120 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Indenture otherwise permit payment at that time. (Section 14.3 of the Subordinated Indenture.)

     No payment of the principal, premium, if any, or interest with respect to any Subordinated Debt Securities may be made, nor may the Company acquire any Subordinated Debt Securities except as set forth in the Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the Company has actual knowledge of the default, unless (a) 120 days pass after notice of the default is given to the Trustee and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured (including, without limitation, by the payment of such Senior Indebtedness in full) or waived and (b) the terms of the Indenture otherwise permit the payment or acquisition of Subordinated Debt Securities at that time. The Company is required to give the Trustee notice of a default with respect to Senior Indebtedness within five Business Days after the Company has actual knowledge of the default or potential default. (Section 14.4 of the Subordinated Indenture.)

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

  Global Securities

     Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security may not be transferred except as a whole by the depositary for such Global Security to a nominee of such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to any depositary arrangements.

     Upon the issuance of a Global Security, the depositary for such Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Securities or by the Company if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the depositary for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to participants' interests) for such Global Security or by participants or persons that hold through participants (with respect to beneficial owners' interests).

  Concerning the Trustee

     First Trust of New York, National Association is the Trustee under the Senior Indenture, the Subordinated Indenture and the Company's Indenture dated as of July 2, 1984 and has been appointed by the Company as initial Security Registrar and Paying Agent with regard to the Debt Securities.

DESCRIPTION OF CAPITAL STOCK

     The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), and by-laws, as amended (the "By-Laws"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate of Incorporation and the By-Laws. The Certificate of Incorporation and the By-Laws are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  General

     The authorized capital stock of the Company consists of 240,000,000 shares of Common Stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. The Company's Certificate of

Incorporation authorizes the Company's Board of Directors to provide for the issuance, from time to time, of series of preferred stock, to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No shares of preferred stock of the Company are outstanding as of the date hereof. However 45,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "Junior Preferred Stock") have been authorized and reserved for issuance in connection with the preferred stock purchase rights (the "Rights") described in "Description of Rights and Junior Preferred Stock."

  Voting Rights

     Each holder of Common Stock is entitled to one vote for each share registered in his name on the books of the Company on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. The shares of Common Stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of the Company's preferred stock which may at the time be outstanding, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

  Dividend Rights

     Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor.

  Liquidation Rights and Other Provisions

     Subject to the prior rights of creditors and the holders of outstanding preferred stock, if any, the holders of the Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distributions of all remaining assets.

     The Common Stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock, and the Certificate of Incorporation provides that there shall be no preemptive rights.

     Harris Trust Company of New York acts as transfer agent and registrar for the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of the Certificate of Incorporation summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     The Board of Directors of the Company is divided into three classes that are elected for staggered three-year terms.

     Pursuant to the Certificate of Incorporation, the Board of Directors by resolution may establish one or more series of Company preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

     In addition, the Certificate of Incorporation provides that the affirmative vote of no less than 75% of the outstanding voting stock of the Company, voting as one class, shall be required for the adoption or authorization of certain Business Combinations (as defined below) with a Related Person (as defined below). Such vote will not be required if (i) the agreement to effectuate the Business Combination with a Related Person is approved by a majority of the Continuing Directors (as defined below), even if such majority does not constitute a quorum of the Board of Directors then in office, or (ii) the Business Combination satisfies certain minimum price criteria and procedural requirements which are intended to assure an adequate and fair price under the circumstances.

     A "Business Combination" includes; (i) any merger or consolidation of the Company with or into any Related Person; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person of any assets of the Company or any subsidiary thereof having an aggregate fair market value of $15,000,000 or more; (iii) the issuance or transfer by the Company or any subsidiary thereof (in one transaction or a series of transactions) of any securities of the Company or any subsidiary thereof to any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $15,000,000 or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Related Person; or (v) any reclassification or recapitalization of securities of the Company if the effect, directly or indirectly, of such transaction is to increase the relative voting power of any Related Person. A "Related Person" includes any person, together with any affiliate or associate of such person, which has beneficial ownership, directly or indirectly, of shares of stock of the Company entitling such person to exercise more than ten percent (10%) of the total voting power of all classes of stock of the Company entitled to vote in elections of directors, considered as one class, together with the successors and assigns of any such person in any transaction or series of transactions not involving a public offering of the Company stock within the meaning of the Securities Act. A "Continuing Director" is a member of the Board of Directors who was not affiliated with the Related Person and was a member of the Board of Directors prior to the time that the Related Person acquired the last shares of stock of the Company entitling such Related Person to exercise, in the aggregate, in excess of ten percent (10%) of the total voting power of all classes of stock of the Company entitled to vote in elections of directors, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

DESCRIPTION OF RIGHTS AND JUNIOR PREFERRED STOCK

  Rights

     On April 5, 1989, the Board of Directors of the Company declared a distribution of one Right for each outstanding share of Common Stock to stockholders of record on April 19, 1989. Following the Distribution Date (as defined below), each Right entitles the recordholder to purchase from the Company a unit consisting of one one-thousandth of a share of Junior Preferred Stock, at a price of $120 per unit, subject to adjustment (the "Purchase Price"). The following summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between the Company and Harris Trust Company of New York (the "Rights Agreement"), which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Rights Agreement.

     The Rights attach to all certificates representing outstanding shares of Common Stock and will attach to the shares of Common Stock issued prior to the Distribution Date and the redemption or expiration of the Rights upon conversion of the Debt Securities. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as may be determined by the Board of Directors) following the commencement of a tender or exchange offer that, upon its consummation, would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock or (iii) 10 business days after the Board of Directors determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock that the Board of Directors determines to be substantial (which amount shall in no event be less than 15% of the shares of Common Stock outstanding) and the independent directors shall, after reasonable inquiry and investigation, including consultation with such persons as the directors deem appropriate, determine that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such persons with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interest of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to deal with governmental agencies) on the business or prospects of the

Company (any such person being referred to herein as an "Adverse Person"). The Rights are not exercisable until the Distribution Date, if any, and will expire on April 5, 1999.

     In the event (i) a person becomes the beneficial owner of 20% or more of the outstanding shares of Common Stock, except pursuant to an offer of all outstanding shares of Common Stock that at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person determines to be fair and otherwise in the best interests of the Company and its stockholders, or (ii) the Board of Directors determines that a person is an Adverse Person, then each Right not owned by any Acquiring Person or Adverse Person (or certain transferees of such persons) will enable the holder to purchase at the Right's then current Purchase Price, Common Stock (or, in certain circumstances, a combination of Common Stock, other securities, cash or other property) having a calculated value of twice the Right's Purchase Price. Rights, however, are not exercisable following the occurrence of either of the events set forth in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event that at any time following the Stock Acquisition Date (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) more than 50% of the Company's assets, cash flow or earning power is sold, each outstanding Right will entitle its holder to receive, upon exercise, common stock of the acquiring company having a calculated value of two times the exercise price of the Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote and to receive dividends.

     The Board of Directors may redeem the Rights at $.01 per Right at any time prior to the tenth business day following the Stock Acquisition Date. The Board of Directors may not redeem the Rights if it has previously declared any person to be an Adverse Person.

     The terms of the Rights, other than the principal economic terms, may be amended by the Board of Directors in any manner prior to the time Rights are distributed. Thereafter, the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  Junior Preferred Stock

     In connection with the Rights Agreement, 45,000 shares of Junior Preferred Stock have been reserved and authorized for issuance by the Board of Directors. No shares of Junior Preferred Stock are outstanding as of the date of this Prospectus. The following statements with respect to the Junior Preferred Stock do not purport to be complete and are subject to the detailed provisions of the Certificate of Incorporation and the certificate of designation relating to the Junior Preferred Stock (the "Certificate of Designation"), which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Certificate of Designation.

     Subject to the prior payment of dividends on any series of preferred stock ranking prior and superior to the Junior Preferred Stock, the holders of shares of the Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends per share equal to the greater of (a) $.05 or (b) (subject to adjustment upon certain dilutive events) 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the last quarterly dividend payment date for the Junior Preferred Stock (or since the date of issuance of the Junior Preferred Stock if no such dividend date has occurred).

     A holder of Junior Preferred Stock will be entitled to one vote (subject to adjustment upon certain dilutive events) per share of Junior Preferred Stock on all mergers submitted to a vote of the stockholders of the Company. Except as otherwise provided in the Certificate of Designation or By-laws, such holders will vote together with the holders of shares of Common Stock as a single class.

     If dividends on any Junior Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, all holders of preferred stock (including holders of the Junior Preferred Stock with dividends in arrears equal to six quarterly dividends thereon), voting as a class, shall have the right to elect two Directors.

     Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution will be made to holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $.10 per share, plus all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment.

     In the event the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, the shares of Junior Preferred Stock shall similarly be exchanged or changed in an amount per share equal to 1,000 times (subject to adjustment upon certain dilutive events) the aggregate amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     The Company has the option to redeem, in whole or in part, the Junior Preferred Stock at any time at a price of 1,000 times (subject to adjustment upon certain dilutive events) the "current per share market price" of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive trading days immediately prior to such date.

DESCRIPTION OF WARRANTS

     The Company may issue, together with Debt Securities or separately, Warrants for the purchase of Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent ("Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered thereby. The following summaries of certain provisions of the Warrant Agreement and the certificates representing the Warrants ("Warrant Certificates") do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

  General

     The Prospectus Supplement will describe the terms of Warrants offered thereby, the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including foreign or composite currencies, in which the price of such Warrants may be payable; (v) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (vi) the designation and terms of any related Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security;
(vii) the currency or currencies, including foreign or composite currencies, in which the principal of or premium, if any, or interest on the Debt Securities purchasable upon exercise of such Warrants is payable; (viii) the date, if any, on and after which such Warrants and the related Debt Securities will be separately transferable; (ix) the principal amount of Debt Securities purchasable upon exercise of each Warrant and the price at which and the Currency, including foreign or composite currencies, in which such principal amount of Debt Securities may be purchased upon such exercise; (x) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (xi) if the Debt Securities purchasable upon exercise of such Warrants are original issue discount Debt Securities, a discussion of federal income tax considerations applicable thereto; (xii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (xiv) the maximum or minimum number of such Debt Warrants which may be issued at any one time; and (xv) any other terms of the Warrants.

     Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, Holders of Warrants will not be entitled to payments of principal of (premium, if any), or interest, if any, on, the Debt Securities purchasable upon such exercise.

  Exercise of Warrants

     Each Warrant will entitle the Holder of Warrants to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the Expiration Date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents, including on a continuing basis. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in a Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, the Company will authorize the underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Each such contract will be for an amount not less than, and unless the Company otherwise agrees, the aggregate principal amount of Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

     The Underwriting Agreement entered into with respect to any Securities sold through underwriters provides that the obligations of the underwriter or underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Securities covered by the applicable Prospectus Supplement if any are purchased.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereby has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022. Certain legal matters in connection with the offering to which this Prospectus relates will be passed upon for the Company by Franklin C. Brown, Esq., General Counsel for the Company.

                                    EXPERTS

     The financial statements and schedules of Rite Aid Corporation as of March 4, 1995 and February 26, 1994, and for each of the years in the three-year period ended March 4, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the March 4, 1995 financial statements and schedules refers to a change in the Company's method of accounting for investments to conform with Statement of Financial Accounting Standards No. 115 in the fiscal year ended March 4, 1995 and a change in the Company's method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109 in the fiscal year ended February 27, 1993.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

    SEC registration fee........................................................  $ 129,310.00
    Accountants' fees and expenses..............................................     35,000.00
    Attorneys' fees and expenses................................................     85,000.00
    Printing and engraving expenses.............................................     25,000.00
    Trustee's fees..............................................................     10,000.00
    Rating Agency fees..........................................................     40,000.00
    Blue Sky fees and expenses..................................................     25,000.00
    Miscellaneous...............................................................     10,000.00
                                                                                   -----------
              Total.............................................................  $ 359,310.00
                                                                                   ===========

     Except for the SEC registration fee, all expenses are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. Article Tenth of the Company's Certificate of Incorporation and Article VII of the Company's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the Delaware General Corporation Law.

     Article Tenth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act of 1933, under liability insurance policies carried by the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

   1      --    Form of Underwriting Agreement (incorporated by reference to Exhibit 1 to
                Registration Statement File No. 33-63794).
   4(a)   --    Form of Indenture for Senior Debt Securities, between the Company and First Trust of New York, National Association, as Trustee (incorporated by reference to Exhibit
                4(a) to Registration Statement File No. 33-63794).

   4(b)   --    Form of Indenture for Subordinated Debt Securities, between the Company and First
                Trust of New York, National Association, as Trustee (incorporated by reference to
                Exhibit 4(b) to Registration Statement File No. 33-63794).
   4(c)   --    Form of Certificate of Designation for Junior Preferred Stock (incorporated by reference to Exhibit 4(a) to Registration Statement File No. 33-39827).
   4(d)   --    Rights Agreement dated April 5, 1989 between the Company and Harris Trust Company of New York (incorporated by reference to Exhibit 4(b) to Registration Statement
                File No. 33-39827).
   5      --    Opinion and consent of Skadden, Arps, Slate, Meagher & Flom.
  12      --    Ratio of Earnings to Fixed Charges.
  15      --    Letter of KPMG Peat Marwick LLP regarding unaudited interim financial information.
  23(a)   --    Consent of KPMG Peat Marwick LLP.
  23(b)   --    Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5 hereto).
  24      --    Power of Attorney (included as part of the signature page).
  25(a)   --    Form T-1 Statement of Eligibility of Trustee of First Trust of New York, National
                Association with respect to the Indenture for Senior Debt Securities.
  25(b)   --    Form T-1 Statement of Eligibility of Trustee of First Trust of New York, National
                Association with respect to the Indenture for Subordinated Debt Securities.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification (other than pursuant to the insurance described in Item 15 above) for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMP HILL, STATE OF PENNSYLVANIA ON JULY 20, 1995.

                                                      RITE AID CORPORATION

                                                By   /s/  MARTIN L. GRASS

                                                  ------------------------------
                                                         Martin L. Grass
                                                    Chairman of the Board and
                                                     Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin L. Grass and Franklin C. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                  TITLE                       DATE
- ------------------------------------------  ------------------------------------  --------------
           /s/  MARTIN L. GRASS             Chairman of the Board and Chief       July 20, 1995
- ------------------------------------------  Executive Officer
             Martin L. Grass                (Principal Executive Officer)
          /s/  FRANK M. BERGONZI            Executive Vice President (Principal   July 20, 1995
- ------------------------------------------  Financial Officer and Principal
            Frank M. Bergonzi               Accounting Officer)
          /s/  FRANKLIN C. BROWN            Executive Vice President and          July 20, 1995
- ------------------------------------------  Director
            Franklin C. Brown
          /s/  TIMOTHY J. NOONAN            President, Chief Operating Officer    July 20, 1995
- ------------------------------------------  and Director
            Timothy J. Noonan
          /s/  LEONARD N. STERN             Director                              July 20, 1995
- ------------------------------------------
             Leonard N. Stern
        /s/  PRESTON ROBERT TISCH           Director                              July 20, 1995
- ------------------------------------------
           Preston Robert Tisch
                                            Director
- ------------------------------------------
              Philip Neivert
                                            Director
- ------------------------------------------
                Henry Taub
                                            Director
- ------------------------------------------
             Gerald Tsai, Jr.
                                            Honorary Chairman of the Board
- ------------------------------------------  and Chairman of the Executive
                Alex Grass                  Committee

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
  EXHIBIT                                                                               NUMBERED
   NO.                                      DESCRIPTION                                   PAGE
  ------        --------------------------------------------------------------------  ------------
   5      --    Opinion and consent of Skadden, Arps, Slate, Meagher & Flom.
  12      --    Ratio of Earnings to Fixed Charges.
  15      --    Letter of KPMG Peat Marwick LLP regarding unaudited interim financial information.
  23(a)   --    Consent of KPMG Peat Marwick LLP.
  25(a)   --    Form T-1 Statement of Eligibility of Trustee of First Trust of New
                York, National Association with respect to the Indenture for Senior
                Debt Securities.
  25(b)   --    Form T-1 Statement of Eligibility of Trustee of First Trust of New
                York, National Association with respect to the Indenture for
                Subordinated Debt Securities.